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                                                                 EXHIBIT (a)(18)


                                           [GLOBAL TELESYSTEMS GROUP, INC. LOGO]

                                                      1751 Pinnacle Drive
                                                      North Tower 12th Floor
                                                      McLean, Virginia 22102 USA
                                                      Tel: 703 918-4500
                                                      Fax: 703 918-0371

FOR IMMEDIATE RELEASE

             GTS STOCKHOLDERS APPROVE TERMS OF ESPRIT TELECOM OFFER

MCLEAN, Va., March 3, 1999 - Global TeleSystems Group, Inc. (GTS) (Nasdaq and
EASDAQ: GTSG) announced that, at a Special Meeting held today, its stockholders have approved the issuance of new shares of Common Stock of GTS pursuant to the previously announced offer by GTS (the "Offer") to acquire all the issued and outstanding share capital of Esprit Telecom Group plc (Esprit Telecom) (Nasdaq:
ESPRY; EASDAQ: ESPR). Pursuant to the Offer, each Esprit Telecom securityholder will receive 0.1271 of a share of new common stock of GTS for each ordinary share of Esprit Telecom held by such holder, and 0.89 of a share of new common stock of GTS for each American Depositary Share (ADS) of Esprit Telecom held by such holder.

The Offer is open for acceptance during an initial offer period that is due to expire at 10:00 a.m. (New York City time), 3:00 p.m. (London time), on Thursday, March 4, 1999, unless extended. Upon expiration of the initial offer period, if all of the conditions to the Offer have been either satisfied or waived, the Offer will be declared unconditional. The Offer will then be extended for a subsequent offer period of at least 14 calendar days, as required by the rules of The City Code on Takeovers and Mergers, during which time holders of Esprit Telecom ordinary shares and ADSs who have not tendered such securities may do so. Holders of Esprit Telecom ordinary shares and ADSs have withdrawal rights during the initial offer period but, except in limited circumstances, not during the subsequent offer period.

The Offer is conditional upon, among other things, acceptance of the Offer by holders of not less than 90 percent of the Esprit Telecom ordinary shares (including those represented by ADSs) outstanding, or at GTS's discretion, acceptance by holders of any percentage greater than 50 percent. GTS has been advised by The Bank of New York, the U.S. depositary, and IRG plc, the U.K. receiving agent, for the Offer, that as of the close of business in New York City and London on Wednesday, March 3, 1999, valid acceptances had been received in respect of 49,937,646 Esprit Telecom ordinary shares and 9,714,869 Esprit Telecom ADSs, in total representing approximately 93.5 percent of Esprit Telecom ordinary shares (including those represented by ADSs).

GTS will declare the Offer wholly unconditional on Thursday, March 4, 1999, subject to receipt of certification of the precise level of acceptances.


                                     -MORE-


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GTS Stockholders Approve Terms of Esprit Telecom Offer
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Prior to the announcement of the Offer on December 8, 1998, GTS had received irrevocable undertakings to accept the Offer in respect of 47,736,275 Esprit Telecom ordinary shares and 4,890,285 Esprit Telecom ADSs, in total representing approximately 65 percent of Esprit Telecom's ordinary shares (including those represented by ADSs).

Other than as disclosed above, neither GTS nor any person deemed to be acting in concert with it for the purposes of the Offer owned any Esprit Telecom ordinary shares or rights over such ordinary shares (including those represented by ADSs) on December 7, 1998 (being the last dealing date prior to commencement of the Offer period). Neither GTS nor any person deemed to be acting in concert with it for the purposes of the Offer has acquired or agreed to acquire any Esprit Telecom ordinary shares or rights over such ordinary shares (including those represented by ADSs) during the Offer period other than by way of acceptances of the Offer.

For additional information, contact:

Global TeleSystems Group
Robert Capozzi
Tel:  +1-703-918-4548
bcapozzi@gtsgroup.com

The Offer is being made in the U.S. by Bear, Stearns & Co. Inc. and outside the U.S. by Bear, Stearns International Limited on behalf of GTS.

Bear, Stearns International Limited, which is regulated by The Securities and Futures Authority Limited in the conduct of its investment business in the United Kingdom, and Bear, Stearns & Co. Inc. (together, "Bear Stearns") are acting exclusively for GTS and are acting for no one else in connection with the Offer and will not be responsible to anyone other than GTS for providing the protections afforded to customers of either Bear Stearns entity nor for providing advice in relation to the Offer. The provisions of this paragraph are not intended to disclaim any liability of either Bear Stearns entity under U.S. securities laws.

Copies of this announcement are not being, and must not be, mailed or otherwise distributed or sent in or into Canada, Australia or Japan, and persons receiving this announcement (including custodians, nominees and trustees) must not distribute or send it into Canada, Australia or Japan.

THIS PRESS RELEASE INCLUDES FORWARD-LOOKING STATEMENTS THAT INVOLVE RISK AND UNCERTAINTY. ALTHOUGH THE COMPANY BELIEVES ITS EXPECTATIONS REFLECTED IN SUCH FORWARD-LOOKING STATEMENTS ARE BASED ON REASONABLE ASSUMPTIONS, NO ASSURANCE CAN BE GIVEN THAT SUCH PROJECTIONS WILL BE FULFILLED. ANY SUCH FORWARD-LOOKING STATEMENT MUST BE CONSIDERED ALONG WITH KNOWLEDGE THAT ACTUAL EVENTS OR RESULTS MAY VARY MATERIALLY FROM SUCH PREDICTIONS DUE TO, AMONG OTHER THINGS, POLITICAL, ECONOMIC OR LEGAL CHANGES IN THE MARKETS IN WHICH GTS DOES BUSINESS, COMPETITIVE DEVELOPMENTS OR RISKS INHERENT IN THE COMPANY'S BUSINESS PLAN. READERS ARE REFERRED TO THE DOCUMENTS FILED BY GTS WITH THE U.S. SECURITIES AND EXCHANGE COMMISSION, SPECIFICALLY THE MOST RECENT REPORTS FILED UNDER THE SECURITIES EXCHANGE ACT OF 1934 AND REGISTRATION STATEMENTS FILED PURSUANT TO THE SECURITIES ACT OF 1933, WHICH IDENTIFY IMPORTANT RISK FACTORS.


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